EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated December 17, 2010 accompanying the consolidated financial statements included in the Annual Report of Irvine Sensors Corporation on Form 10-K for the fiscal year ended October 3, 2010, which is incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report. Our report dated December 17, 2010, relating to the consolidated financial statements, includes an emphasis paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern.
/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
Irvine, California
February 16, 2011